MIPS Technologies, Inc.
Performance-Based Bonus Plan for Executives
Effective October 12, 2007
adopted by the Board of Directors on October 12, 2007

1.
Purpose. The purpose of the MIPS Technologies, Inc. Performance-Based Bonus Plan for Executives is to enhance employee retention, to incentivize selected employees to strengthen their focus on key corporate financial goals, and to align individual and group actions with the corporate financial performance objectives on behalf of the stockholders.  In addition, for those executives who are General Managers of a business group, or on the staff of General Managers of a Business Group, the plan also incentivizes focus on business group financial goals.

2.
Eligibility. The CEO and other executives or employees as recommended by the CEO and approved by the Compensation Committee of the Board of Directors shall be eligible to participate in the plan.  An eligible employee must be an employee in good standing at MIPS Technologies, Inc. or one of its subsidiaries at the completion of each plan period and at the time of payout.  The Board of Directors shall retain in its sole discretion the authority to approve payments to the CEO.  Upon the recommendation of the CEO, the Compensation Committee shall in its sole discretion approve payments to other participating executives or employees.

3.	Plan Period. Each plan period shall be the MIPS Technologies, Inc. fiscal year.

4.
Financial Plan.  The financial plan is the Statement of Operations approved annually by the Board of Directors for the upcoming fiscal year which includes overall corporate revenue and operating income goals to be used for the corporate performance calculations below and business group revenue and contribution margin goals to be used for the business group performance calculations below.  The calculations described below shall be based on the actual revenue, operating income and contribution margin derived on the same basis as the financial plan goals approved by the Board of Directors.

5.	Calculation of Payments. Individual payouts shall be calculated as follows:

a.
A specific percentage of base salary shall be established for each selected participant as the target for “on plan” compensation.  For the CEO, the target shall be 70%.  For the senior executive staff, the target shall be 40%.   Other selected participants may have other targets as determined by the CEO.

b.
The target percentage of base salary shall be multiplied by a multiplier, which multiplier for those participants in corporate functions shall be based 100% on overall corporate performance and for those participants in a business group shall be based on a 50-50 split between overall corporate performance and business group performance.  For those participants having a multiplier based on a 50-50 split between overall corporate performance and business group performance, the multiplier is determined by multiplying the corporate performance multiplier by the business group performance multiplier and then taking the square root of the product.

c.	In calculating the multiplier associated with corporate performance, the following applies:
i.	Zero payment if either actual corporate revenue or operating income is less than 90% of the approved financial plan.
ii.	Payment of one times the target percentage if both actual corporate revenue and operating income are exactly at financial plan numbers.
iii.
Payment of a maximum of two times the target percentage if the actual corporate revenue exceeds the financial plan by 20% or more, and the actual corporate operating income exceeds the financial plan by 30% or more.

iv.
When actual corporate revenue and operating income fall between the categories above, payment of from zero to two times the target percentage shall be determined using a formula which provides for a multiplier based on both revenue and operating income achieved.

d.	In calculating the multiplier associated with business group performance, the following applies:
i.	Zero payment if either actual business group revenue or contribution margin is less than 90% of the approved financial plan.
ii.	Payment of one times the target percentage if both actual business group revenue and contribution margin are exactly at financial plan numbers.
iii.
Payment of a maximum of two times the target percentage if the actual business group revenue exceeds the financial plan by 20% or more, and the actual business group contribution margin exceeds the financial plan by 30% or more.

iv.
When actual business group revenue and contribution margin fall between the categories above, payment of from zero to two times the target percentage shall be determined using a formula which provides for a multiplier based on both revenue and contribution margin achieved.

e.
The Board of Directors and the Compensation Committee, as applicable, shall have discretion to vary the amount of the multiplier in light of the CEO’s and other executive’s or employee’s performance to goals, notwithstanding the above calculation.

6.
Payments.  Payments will be paid in cash, typically within two months after the completion of each plan period, unless the participant has exercised a right under a company established plan to defer such payment, in which case, when applicable, payment in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, will be made in accordance with such deferral plan and applicable law.   A participant has no right to any payment if such participant is not employed on the date of payment unless otherwise determined by the Compensation Committee in its sole discretion.

7.
Amendment or Termination of Plan.  The plan shall continue in effect until modified or eliminated by the Board of Directors.  The Board of Directors may amend, modify or terminate the plan at any time without the consent of any person.